Exhibit 99.1
December 18, 2007

To:	John Cavender
Howe Barnes Hoefer & Arnett (“Broker”)

Re:	Bank of Commerce Holdings (“Issuer”)
Broker Instructions for SEC Rule 10b18 Plan
This Stock Repurchase Plan (“Plan”) will run from January 1, 2008 to March 31, 2008 (“Order Period”). Broker must comply at all times with the provisions of SEC Rule 10b-18 (“10b-18”) under the Securities Exchange Act of 1934, as amended, and all other SEC rules pertaining to common share repurchases for each purchase of shares under this Plan.
Under this Plan, Issuer instructs Broker to purchase up to 58,800 common shares of Issuer’s common stock for the benefit of Issuer’s stock repurchase account at a price of no more than $8.50 per share. On each day during the Order Period in which the Nasdaq Market (the “Market”) is open and the Stock trade’s regular way in the Market, Broker can execute trades in an aggregate quantity not to exceed the daily share limit prescribed by 10b-18. Issuer agrees to pay a commission of 10 cents per share and shall pay no more than $8.50 per share, before commissions.
It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Furthermore, this Plan has been approved as a 10b5-1 trading plan by Issuer’s Chief Compliance Officer or outside legal counsel.
Issuer may modify or terminate this Plan at any time by giving written notice to Broker.
Please notify me no later than one business day following each purchase of shares pursuant to this Plan with the number of shares purchased and the purchase price per share.
Sincerely,

Linda Miles
Chief Financial Officer
Bank of Commerce Holdings